   As filed with the Securities and Exchange Commission on February 7, 2003
                                                      Registration No. 333-87208


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 4 TO
                            REGISTRATION STATEMENT
                                       ON
                                    FORM SB-2
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          iNLiTE COMPUTERS INCORPORATED
                 (Name of Small Business Issuer in its charter)


            DELAWARE                       5045                  98-0371107
   (State or Other Jurisdiction      (Primary Standard        (I.R.S. Employer
      of Incorporation or        Industrial Classification   Identification No.)
        Organization)                  Code Number)


                   UNIT 17, THE ARENA, RALEIGH COURT, CRAWLEY
                       WEST SUSSEX RH102PD UNITED KINGDOM
                               011 44 1293 526 060

          (Address and telephone number of principal executive offices and principal place of business)


                                  KEVIN o'BRIEN
                                    PRESIDENT
                          iNLiTE COMPUTERS INCORPORATED
                   UNIT 17, THE ARENA, RALEIGH COURT, CRAWLEY
                       WEST SUSSEX RH102PD, UNITED KINGDOM
                               011 44 1293 526 060
            (Name, address and telephone number of agent for service)


                                    COPY TO:
                              PAUL J. POLLOCK, ESQ.
                                PIPER RUDNICK LLP
                           1251 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10020
                                 (212) 835-6000
                             FAX NO.: (212) 835-6001


         Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICAL AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X] ___________
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
         If this Form is a post-effective amendment filed pursuant to Rule 464(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. [ ] ___________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] ___________


                         CALCULATION OF REGISTRATION FEE


==========================================================================================================================
                                         Amount to                                Proposed Maximum
Title of Each Class of Securities to       be            Proposed Maximum        Aggregate Offering       Amount of
        be Registered                   Registered  Offering Price Per Share           Price          Registration Fee (1)
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per       2,500,000            $0.31                    $775,000               $72.00
share
==========================================================================================================================


(1) The registration fee has been calculated pursuant to Rule 457(c) under the securities act as follows: 2,500,000 multiplied by $.3125, which is the average of the most recent sales prices (rounded to the nearest cent) for shares of our common stock issued in private offerings.

THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                          iNLiTE COMPUTERS INCORPORATED
                        2,500,000 SHARES OF COMMON STOCK


                 ---------------------------------------------


         This prospectus relates to the sale of up to an aggregate of 2,500,000 shares of our common stock which may be offered for sale from time to time by the selling stockholders listed on page 27.

         There is currently no public market for our common stock.


         WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH AN INVESTMENT IN iNLiTE AND THESE SECURITIES BEFORE YOU MAKE YOUR INVESTMENT DECISION.



                                   PER SHARE          TOTAL
                                   ---------          -----
PUBLIC OFFERING PRICE:               $0.31           $775,000


         THE SELLING SHAREHOLDERS WILL SELL AT A PRICE OF $0.31 PER SHARE UNTIL OUR SHARES ARE QUOTED ON THE OTC BULLETIN BOARD AND THEREAFTER AT PREVAILING MARKET PRICES OR PRIVATELY NEGOTIATED PRICES.


                 ---------------------------------------------


                              SUBJECT TO COMPLETION

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 ---------------------------------------------



                THE DATE OF THIS PROSPECTUS IS FEBRUARY 7, 2003.



                 ---------------------------------------------

                                TABLE OF CONTENTS


                                                                                                            PAGE
PROSPECTUS SUMMARY........................................................................................   3

RISK FACTORS..............................................................................................   4

FORWARD-LOOKING STATEMENTS................................................................................   8

USE OF PROCEEDS...........................................................................................   9

MARKET FOR COMMON EQUITY AND DIVIDEND POLICY..............................................................   9

CAPITALIZATION SCHEDULE...................................................................................  10

MANAGEMENT'S DISCUSSION AND ANALYSIS......................................................................  11

RESULTS OF OPERATIONS - NINE MONTHS ENDED NOVEMBER 30, 2002 AND NOVEMBER 30, 2001.........................  12

RESULTS OF OPERATIONS - YEARS ENDED FEBRUARY 28, 2002 AND 2001............................................  13

DESCRIPTION OF BUSINESS...................................................................................  15

MANAGEMENT................................................................................................  22

EXECUTIVE COMPENSATION....................................................................................  23

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.......................  24

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................................................  25

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............................................  25

DESCRIPTION OF SECURITIES.................................................................................  26

SHARES ELIGIBLE FOR FUTURE SALE...........................................................................  27

SELLING STOCKHOLDERS......................................................................................  28

PLAN OF DISTRIBUTION......................................................................................  29

LEGAL MATTERS.............................................................................................  30

EXPERTS...................................................................................................  30

WHERE YOU CAN GET MORE INFORMATION........................................................................  30


         UNTIL _________, 2003 (90 DAYS FOLLOWING THE EFFECTIVE DATE OF THIS PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE THESE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATIONS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information regarding us and the securities being offered for sale by means of this prospectus and our financial statements and notes to those statements appearing elsewhere in this prospectus. The summary highlights information contained elsewhere in this prospectus.

iNLiTE COMPUTERS, INCORPORATED
         We are a single-source provider of information technology ("IT") products, services and support to blue chip and mid-sized companies, colleges, universities and primary schools, located in the United Kingdom. We are authorized to resell IT products of industry-leading manufacturers, including Toshiba, Hewlett-Packard, Compaq, Fujitsu and Intel, including personal computers, servers, networking equipment and applications software. We also provide related IT services including network consulting, workstation support and temporary IT staffing services.

         We have successfully developed our own range of computer hardware and related products, which are marketed under the iNLiTE name. iNLiTE products are designed specifically for workstation and server platforms and can be customized to meet specific customer requirements. The range of systems is assembled from brand name quality components which return a high level of reliability and durability. iNLiTE products are now recognized within our target markets having developed an impressive track record with a number of nationwide educational and corporate organizations.

         Our primary business objective is to become a leading single-source provider of high-quality IT products, services and support in our target markets. To this end, we intend: (i) to leverage our complementary businesses by combining the expertise of our technical personnel with our strong product procurement capabilities; (ii) develop and expand our iNLiTE name product offerings; (iii) expand our anti-virus product offerings; and (iv) to broaden our IT service offerings in order to provide additional sales opportunities with new and existing clients.

         We believe that we compete with our competitors by providing a single-source solution for our customers' IT products and services needs and by providing a wide range of high-quality services to the management information systems departments and end-users of our corporate and educational clients. We also believe that we distinguish ourselves from our competition on the basis of technical expertise, competitive pricing, vendor alliances, direct sales strategy and customer service orientation.

CORPORATE BACKGROUND
         Our operating subsidiary, Copy Data Limited, was organized in 1995 under the laws of England and Wales. Effective January 8, 2002, we changed the name of our operating subsidiary to iNLiTE Computers Limited. Our principal executive offices are located at Unit 17, The Arena, Raleigh Court, Crawley, West Sussex RH102PD, United Kingdom. Our telephone number is (011) 44 1293 526 060 and our facsimile number is (011) 44 1293 528 222.


USE OF PROCEEDS
         We will not receive any of the proceeds from the sale of the shares.


RISK FACTORS
         An investment in the securities involves a high degree of risk. Prospective investors should carefully review the section entitled "Risk Factors" beginning on page 4, as well as other information provided in this prospectus.

                                  THE OFFERING


Shares offered by the selling stockholders......   2,500,000 shares of common stock.

Shares outstanding prior to offering               9,000,000

Shares to be outstanding following offering        9,000,000

Offering Price                                     $0.31. The selling shareholders will sell at a price of $0.31 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Dividend policy.................................   We intend to retain any earnings to finance the development and growth of our business. Accordingly, we do not anticipate that we will declare any cash dividends on our common stock for the foreseeable future. See "Market For
                                                   Common Equity and Dividend Policy" on page 9.

                          SUMMARY FINANCIAL INFORMATION

         The following summary financial information is taken from our Financial Statements included elsewhere in this prospectus and should be read along with the Financial Statements and the related Notes.


INCOME STATEMENT DATA:                             YEARS ENDED FEBRUARY 28,              NINE MONTHS ENDED NOVEMBER 30,
                                                     2002             2001                 2002             2001
Net Sales                                        $ 7,269,536      $7,170,906            $4,865,152       $6,190,743

Operating Expenses                                 1,011,571         705,149               677,676          810,829

Interest Expense                                      72,118          67,120                55,343           32,791

Net Income (Loss)                                   (336,387)        (88,849)               58,918         (144,809)

Net Income (Loss) per Share of Common
Stock                                            $     (0.04)     $    (0.01)           $     0.01       $    (0.02)

Average Number of Shares                           7,919,977       6,551,500             9,000,000        7,566,515



BALANCE SHEET DATA:                                     FEBRUARY 28, 2002                     NOVEMBER 30, 2002
                                                    ACTUAL       AS ADJUSTED              ACTUAL         AS ADJUSTED
Total Assets                                      $1,385,840      $1,285,617            $1,339,967       $1,187,187

Cash                                                   1,237           1,237                 1,755            1,755

Total Liabilities                                  1,539,515       1,609,292             1,452,548        1,469,768

Working Capital Deficiency                          (334,433)       (504,433)             (292,171)        (462,171)

Stockholders' Deficit                               (153,675)       (323,675)             (112,581)        (282,581)

                                  RISK FACTORS

         The securities we are offering involve a high degree of risk, including, the risks described below. You should carefully consider the following risk factors that affect our business and this offering before investing in the securities.

BECAUSE OUR OFFICERS AND DIRECTORS ARE NOT U.S. PERSONS, AND OUR OPERATING SUBSIDIARY IS A UNITED KINGDOM COMPANY, YOU MAY BE UNABLE TO ENFORCE JUDGMENTS UNDER THE SECURITIES ACT.

         Our operating subsidiary is a United Kingdom company, our officers and directors are residents of various jurisdictions outside the United States and its United Kingdom counsel, Fox Hayes Solicitors, is a resident of the United Kingdom. All or a substantial portion of the assets of our business and of such persons are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce in the United States courts judgments obtained against such persons in United States courts and predicated upon the civil liability provisions of the Securities Act.

WE HAVE NEGATIVE WORKING CAPITAL AND MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN


         We have sustained net losses of approximately $336,000 and $89,000 for the years ended February 28, 2002 and 2001, respectively, and have working capital and stockholders' deficiencies of approximately $334,000 and $154,000, respectively, at February 28, 2002. These factors raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon positive cash flows from operations and financing from the issuance of equity or debt securities. If we are unable to generate positive cash flow from operations and secure additional financing, we may be unable to meet our working capital and other cash requirements.


IF WE ARE UNABLE TO CONTINUE AS A GOING CONCERN, IT IS UNLIKELY THAT WE WILL REALIZE THE ASSET CARRYING VALUES REPORTED IN OUR FINANCIALS STATEMENTS

         Our consolidated financial statements accompanying this registration statement have been prepared assuming that the we will continue as a going concern although there is substantial doubt concerning our ability to do so. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty and if we are unable to continue as a going concern, we may not be able to realize the carrying value of our assets if we are forced to liquidate our business.

WE HAVE A HISTORY OF OPERATING LOSSES AND MAY CONTINUE TO OPERATE AT A LOSS FOR THE CURRENT FISCAL YEAR.

         We incurred net losses of approximately $336,000 for the year ended February 28, 2002, and $89,000 for the year ended February 28, 2001, resulting in an accumulated deficit of approximately $464,000 at February 28, 2002. Although we have improved our margins and reduced costs we may incur a small net loss through our fiscal year ending February 28, 2003 because of poor market conditions resulting in lower than anticipated sales in the first quarter of 2003 coupled with anticipated traditionally lower sales in the last quarter of the fiscal year.


THERE IS CURRENTLY NO MARKET FOR OUR COMMON STOCK AND A MARKET MAY NEVER DEVELOP

         There is no trading market for our common stock although we intend to seek a market maker to sponsor an application to have our shares quoted on the OTC Bulletin Board. If we are not successful in having our shares included on the OTC Bulletin Board, our shares will not be readily marketable. Even if we are successful in our application, there can be no assurance that an active trading market will develop. If no market develops, it may be difficult or impossible for you to resell your shares if you should desire to do so.

BECAUSE WE FACE COMPETITION FROM ESTABLISHED COMPETITORS, WE MAY BE UNABLE TO MAINTAIN MARKET SHARE AND ACHIEVE PROFITABILITY

         Our primary competitors have significantly greater financial, technical and marketing resources, and/or greater name recognition, including CCD, Compel, Elcom in the corporate market and RM, Viglen and Elonex in the education market. Each of these competitors has a longer operating history and greater overall resources than we do. These companies also have significantly more established customer support and professional services organizations than we do. As a result, our competitors may be able to adapt more quickly to changes in customer needs, offer products and services at lower prices than iNLiTE, devote greater resources than iNLiTE to development and sale of IT products and IT services, which could result in reducing our market share and prevent us from achieving profitability.

BECAUSE WE RELY ON CONTINUED AUTHORIZATION TO RESELL AND PROVIDE MANUFACTURER AUTHORIZED SERVICES, WE ARE SUSCEPTIBLE TO LOSS OF A SIGNIFICANT SOURCE OF REVENUE IF CERTAIN MANUFACTURERS REVOKE SUCH AUTHORIZATION


         Our future success in both sales of brand name products and related service offerings depends on maintaining our status as an approved reseller of such brand name products and our continued authorization as a service provider with respect to those products. We maintain sales and service authorizations for the brand name products of industry leading manufacturers including Compaq and Hewlett-Packard. There can be no assurance that the manufacturers and distributors of the products we resell will continue to authorize us to resell and service those products. Without such sales and service authorizations, we would be unable to provide the range of products and services we currently offer. The sale of Hewlett-Packard and Compaq products accounted for 10% of our total revenue for the year ended February 28, 2002.

OUR INABILITY TO PROVIDE SUFFICIENT QUANTITIES OF OUR PRODUCTS BECAUSE OF OUR DEPENDENCE ON HARDWARE AND COMPONENTS FROM KEY SOLE SUPPLIERS COULD RESULT IN DELAYS IN THE DELIVERY OF OUR PRODUCTS

         The hardware, components and equipment used in our products are obtained from sole sources of supply. If our sole source suppliers or we fail to obtain components in sufficient quantities when required, delivery of our products could be delayed resulting in cancellation of orders for our products.

BECAUSE WE DEPEND ON THIRD PARTY MANUFACTURERS, ANY DISRUPTION OF THEIR MANUFACTURING PROCESS COULD RESULT IN THE CANCELLATION OF ORDERS AND LOSS OF CUSTOMERS

         All of the computer hardware and system components for our private label products are provided by our suppliers. The efficient operation of our business will depend, in large part, on our ability to have our suppliers continue to manufacture our system components in a timely, cost-effective manner and in sufficient volumes while maintaining consistent quality. Any manufacturing disruption could impair our ability to fulfill orders and result in cancellation of orders and loss of customers.

BECAUSE WE OPERATE OUR BUSINESS ON THE BASIS OF PURCHASE ORDERS, WE COULD LOSE A SIGNIFICANT CUSTOMER AT ANY TIME

         We buy our equipment and primarily sell our products and services on the basis of purchase orders. Many of our customers initially make a limited purchase of our products and services for pilot programs. Although the sale of the equipment and services for the pilot programs are final with no right of return, these customers are under no obligation to purchase additional products or services from us. As a result, our suppliers and customers do not have any obligation to continue doing business with us and could stop doing business with us at any time.

BECAUSE WE DEPEND UPON THIRD-PARTY DISTRIBUTION RELATIONSHIPS, WE COULD LOSE THE ABILITY TO SUPPLY OUR CUSTOMERS BRAND NAME PRODUCTS AT ANY TIME

         We are not a distributor of the computer hardware and related products we resell and use in our products. We rely on the distribution arrangements of our suppliers with the manufacturers of the hardware, components and software we resell and use in our products. Our suppliers may not be able to increase their number of distribution relationships in the future, maintain existing relationships or obtain rights to new product offerings. Currently, our suppliers act as distributors of computer hardware and related products for various vendors, including:

-        Compaq


-        Hewlett Packard


-        Toshiba

-        Fujitsu

-        Intel

-        QDI

-        Kingston

Although we have been able to forge excellent relationships with a small number of distributors, because of our limited resources, we are not able always to open new credit accounts. If one of our suppliers is unable to supply or unwilling to increase the level of our accounts payable, our ability to supply our customers brand name products may be impaired and result in the loss of significant customers and revenue.

OUR FAILURE TO GENERATE INCREASED BUSINESS FROM OUR CURRENT CUSTOMERS, COULD HAVE A LONG TERM DEPRESSIVE EFFECT ON REVENUES

         We need to generate repeat and expanded business from our current customers. Many of our customers initially make a limited purchase of our products and services for pilot programs. These customers may not choose to purchase additional products or services from us. Because the total amount of revenue we receive in any period depends in large part on the products we previously sold, any downturn in our sale of products would result in decrease of future revenues.

BECAUSE WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS FOR OVER A THIRD OF OUR REVENUES, A LOSS OF ANY OF THESE CUSTOMERS COULD RESULT IN A SIGNIFICANT DECREASE IN REVENUES


         We have over 300 active customers but depend upon a small number of them for the majority of our revenue. In the year ended February 28, 2002, Gehis Ltd. accounted for 18% of total revenue and our top 8 customers for 48% of revenue. For the nine months ended November 30, 2002, our top five customers accounted for 29% of revenues. The loss of one or more of these significant accounts could significantly decrease our revenues.


BECAUSE WE DEPEND UPON A SMALL NUMBER OF KEY MANAGEMENT PERSONNEL, THE LOSS OF SUCH PERSONS COULD RESULT IN OUR BUSINESS CEASING OPERATIONS

         If any officers or the following key personnel cease employment with us before we find qualified replacements, it would have a significant negative impact on our operations. We do not have employment agreements with any of our executive officers. Our success is dependent upon the personal efforts and abilities of our executive officers, Richard Hands, Chief Financial Officer and Kevin o'Brien, President.

BECAUSE iNLiTE CONDUCTS ITS OPERATIONS IN POUNDS STERLING, WE ARE SUBJECT TO RISK FROM EXCHANGE RATE FLUCTUATIONS


         Our transactions with suppliers and customers are effected in pounds sterling, iNLiTE's functional currency. Our financial statements, included herein, are reported in U.S. dollars. As a result, fluctuations in the U.S. dollars to pounds sterling exchange rate may effect the reported financial results of iNLiTE from one period to the next. iNLiTE does not actively manage its exposure to such effects.

"PENNY STOCK" REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF OUR COMMON STOCK

         The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock may fall within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

         For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell our common stock in the secondary market.

                           FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this prospectus under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis" and "Description of Business" are forward-looking. We generally identify forward-looking statements by the use of terminology such as "may," "will," "expect," "intend," "plan," "estimate," "anticipate," "believe," or similar phrases. We base these statements on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Our actual future performance could differ significantly from these forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. Important factors that could cause actual results to differ significantly from our expectations include matters not yet known to us or not currently considered significant by us. Actual results may differ significantly from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors."

                                 USE OF PROCEEDS

         The common stock is being sold by the selling stockholders for their own account and we will not receive any of the proceeds of this offering.

         Expenses we are expected to incur in connection with this registration are estimated at approximately $170,000. The selling stockholders will pay all of their underwriting commissions and discounts and counsel fees and expenses in connection with the sale of the shares covered by this prospectus.


                  MARKET FOR COMMON EQUITY AND DIVIDEND POLICY


         We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the development and expansion of our business and, therefore, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Our payment of cash dividends, if any, will depend upon our general financial condition and other factors deemed relevant by our board of directors.

         There is currently no public market for our common stock.

                             CAPITALIZATION SCHEDULE


The following table details the capitalization of iNLiTE as of November 30, 2002:



                                                                                           Actual             As Adjusted
                                                                                         ----------          -------------
Short-term debt                                                                          $  770,385           $   770,385
                                                                                         ----------           ----------

Long-term debt
                                                                                                  -                    -

Stockholders' deficit:
          Preferred stock, $.001 par value;
             1,000,000 shares authorized; zero shares issued and
             outstanding
                                                                                                  -                    -

          Common stock, $.001 par value; 50,000,000 shares
             authorized; 9,000,000 shares issued and outstanding
                                                                                              9,000                9,000

          Additional paid-in capital                                                        303,552              133,552

          Accumulated deficit                                                              (405,326)            (405,326)

          Accumulated other comprehensive loss                                              (19,807)             (19,807)
                                                                                         ----------           ----------

          Total stockholders' deficit                                                      (112,581)            (282,581)
                                                                                         ----------           ----------

          Total capitalization                                                           $ (112,581)          $ (282,581)
                                                                                         ==========           ==========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


         The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of iNLiTE's results of operations and financial condition. The discussion should be read together with our audited financial statements and notes included elsewhere in this prospectus.



         BACKGROUND AND OVERVIEW


         We are a single-source provider of IT products, services and support to blue-chip and mid-sized companies, colleges, universities and primary schools located in the United Kingdom. We were formed in 1995 as an authorized reseller of computer hardware and software products, and since 1997 we also have been developing our private label line of computer hardware and offering related IT services. To date, most of our net sales have been derived from the resale of brand name IT products however we have been increasing our emphasis upon the sale of iNLiTE products.


         We have arrangements with a variety of IT product aggregators including Northamber plc, Ideal Hardware and Hugh Symons IT through which we acquire most of our products and components for resale. These arrangements give us access to an extensive range and number of products. In general, we order IT products, including personal computers, servers, networking equipment, and applications software from such suppliers on an as-needed basis, thereby reducing our need to carry large inventories. For the year ended February 28, 2002, we acquired 12.2% of our products for resale from Northamber plc., 16.5% from Ideal Hardware and 14.7% from Hugh Symons IT, for an aggregate of 43.4% from three suppliers. For the nine months ended November 30, 2002, we acquired 20.0% of our products for resale from Northamber plc., 11.8% from Ideal Hardware and 13.4% from Hugh Symons IT, for an aggregate of 45.2% from three suppliers.


         In general, there are no ongoing written commitments by customers to purchase products from us and all product sales are made on a purchase order basis. Furthermore, as the market for brand name IT products has matured, price competition has intensified and is likely to continue to intensify.

         In addition to the sale of hardware and software we offer network consulting (including systems integration), workstation support, training and temporary IT staffing services. Our network consulting, workstation support and installation services are billed on a time and materials basis. Our training and IT staffing services are fee-based on a per-day basis. The most significant cost relating to the services component of our business is personnel expenses which consist of salaries, benefits and payroll-related expenses. Thus, the financial performance of our service business is based primarily upon billing margins (billable day rates less the costs to us of such service personnel on a daily basis) and utilization rates (billable day rates divided by paid days). The future success of the services component of our business will depend in large part upon our ability to maintain high utilization rates at profitable billing margins.


         Our cost of sales include primarily, in the case of product sales, the cost to us of products acquired for resale, and in the case of services and support revenue, salaries, benefits and payroll related expenses for billable technical personnel. Our selling expenses consist primarily of personnel costs, including sales commissions earned by employees involved in the sales of IT products, services and support. These personnel include direct sales, sales support and marketing personnel. Sales commissions are recorded as revenue is recognized. General and administrative expenses consist of all other operating expenses, including primarily salaries and occupancy costs for administrative, executive and finance personnel.

         We believe that our ability to provide a broad range of technical services, coupled with our strength in satisfying our clients' IT product requirements and our long-term relationships with large clients, positions us to continue to grow the services component of our business while further strengthening our product sales. As such, we anticipate that an increasing percentage of our gross profits in the future will be derived from the services and support component of our business. However, in the near term, we believe that product sales will continue to generate a significantly larger percentage of our gross profit, particularly due to our increased emphasis on marketing of our iNLiTE range of computer hardware.


RESULTS OF OPERATIONS - NINE MONTHS ENDED NOVEMBER 30, 2002 AND NOVEMBER 30,
2001


REVENUES


         Revenues are generated from sales of computer equipment, maintenance, technical and consulting services. Total revenues for the nine months ended November 30, 2002 and 2001 were $4,865,152 and $6,190,743 respectively, representing a decrease of $1,325,591 or 21.4%. This decrease was due mainly to our continuing policy of withdrawing from the highly competitive corporate market selling third party goods at minimal margins in favour of selling our own brand products at more rewarding margins. Sales of iNLiTE branded products were $3,008,212 in the nine months ended November 30, 2002 compared with $3,061,388 in the nine months ended November 30, 2001, a decrease of $53,176 or 1.7%. In the same periods, sales of third party goods were $1,453,194 and $2,558,524, respectively, a decrease of $1,105,330 or 43.2% in 2002 as compared with 2001. Software sales and service revenue were $375,048 and $28,698 respectively, for the nine months ended November 30, 2002 as compared to $513,112 and $57,719 respectively, for the nine months ended November 30, 2001.



         The educational market accounted for approximately $3,936,000 or 80.9% of our total sales in the nine months ended November 30, 2002 compared with approximately $3,068,000 or 49.6% in the nine months ended November 30, 2001. The increase in sales of approximately $868,000 or 28.3% is due to greater sales during the second quarter of 2002 to both existing and new customers. In the nine months ended November 30, 2002 our top three educational customers accounted for sales of approximately $1,054,000 (21.7% of total revenues) compared with $721,000 (11.7% of total revenues) in the nine months ended November 30, 2001. In the nine months ended November 30, 2002 and 2001, our top three commercial customers accounted for approximately $358,000 (7.4% of total revenues) and $2,111,000 (34.1% of total revenues), respectively.


COST OF GOODS SOLD


         Cost of goods sold consists primarily of the purchase of components and complete products for resale and the payroll cost of personnel directly involved in the assembly and installation of the products. Cost of goods sold in the nine months ended November 30 2002 was

$4,073,215 or 83.7% of revenues compared with $5,491,932 or 88.7% of revenue in the corresponding period of the prior year. The percentage decrease in cost of goods sold was a direct result of our commitment to improve the quality of our margins, sometimes at the expense of sales volume, by concentrating on selling iNLiTE branded products versus sales of third party goods as mentioned above.


OPERATING EXPENSES


         Operating expenses for the nine months ended November 30, 2002 and 2001 were $677,676 or 13.9% of sales and $810,829 or 13.1% of sales, respectively. The most significant changes were a decrease in selling and administrative payroll of approximately $57,000 due to reduced sales commissions and reduced head count, and a reduction of approximately $22,000 in professional fees.



RESULTS OF OPERATIONS - YEARS ENDED FEBRUARY 28, 2002 AND 2001.

REVENUE

         Revenues are generated from sales of computer equipment, maintenance, technical and consulting services. Total revenues for the years ended February 28, 2002 and 2001 were $7,269,536 and $7,170,906, respectively, representing an increase of $98,630 or 1.4%. The increase in revenue resulted from a combination of increases in sales of the iNLiTE range of computer products and anti-virus software and a decrease in sales of branded goods. For the year ended February 28, 2002, sales of iNLiTE computer products were approximately $3,468,000 compared to $2,204,000 for the year ended February 28, 2001, an increase of $1,264,000 or 57.4%. The added revenue was generated primarily from customers in the education market, sales to whom, accounted for 49.1% of total sales for the year ended February 28, 2002 as compared to 32.5% for the year ended February 28, 2001. During the year ended February 28, 2002, we also expanded our listing of products to include anti-virus software, this accounted for approximately $773,000 or 10.6% of total revenue in fiscal 2002 as compared to none in fiscal 2001. For the year ended Fecruary 28, 2002 sales of branded goods were approximately $2,954,000 compared to $4,967,000 for the year ended February 28, 2001, a decrease of $2,013,000, or 40.5% as a result of us selling more of our brand to the educational sector over the low margin branded sales to the corporate market. Corporate customers accounted for 50.9% of net sales in the year ended February 28, 2002 compared to 67.5% in the prior year. Service revenue for the year ended February 28, 2002 was approximately $69,000.

COSTS OF GOODS SOLD

         Cost of goods sold consists primarily of the purchase of components and complete products for resale, and the payroll cost of personnel directly involved in the assembly and installation of the products. Costs of goods sold for the year ended February 28, 2002 was $6,522,234 or 89.7% of revenues, as compared to $6,487,476 or 90.5% of revenues for the year ended February 28, 2001. The percentage decrease in costs of goods sold was a direct result of our policy to improve the quality of our margins, sometimes at the expense of sales volume. We have concentrated on selling our own brand of products to the educational sector over the low margin branded sales to the corporate market. The overall margin on sales continues to improve in the period since February 28, 2002.

OPERATING EXPENSES

         Operating expenses for the years ended February 28, 2002 and 2001 were $1,011,571 or 13.9% of sales and $702,340 or 9.8% of sales, respectively. The significant increase in operating expenses consisted of approximately $188,000 of increased selling and administrative payroll due to the recruitment of additional sales and administrative staff, approximately $45,000 of additional rent and associated costs because of the need for additional space, and approximately $38,000 of increased professional fees relating to the rental of additional premises and the resolution of a dispute with a former supplier.


LIQUIDITY AND CAPITAL RESOURCES


         Our operations have been financed primarily through bank borrowings, accounts receivable factoring, private offerings of our common stock in 2001 for which we received net proceeds of $250,000 and advances from our principal stockholder.



         Net cash provided by operations for the nine months ended November 30, 2002 was $89,025 compared to cash used in operations of $102,365 for the nine months ended November 30, 2001. Net cash provided by operations in 2002 reflects a net income of $58,918 and decreases in inventory and accounts receivable of $79,094 and $122,086, respectively, offset by a reduction in accounts payable of $165,550. Net cash used in operations in 2001 reflects a net loss of $144,809 and an increase in accounts receivable of $299,041 offset by a decrease in inventory of $162,148 and an increase in accrued expenses and other current liabilities of $93,172.



         Net cash used in financing activities for the nine months ended November 30, 2002 was $87,774, primarily consisting of proceeds from note payable - bank of $144,682 offset by net repayments of amounts due to stockholder of $111,644 and payments of deferred offering costs of $52,557. Net cash provided by financing activities for the nine months ended November 30, 2001 was $179,399 which consisted of the proceeds from the issuance of common stock of $250,000 and advances from a stockholder of $250,585 offset by repayments of amounts due to factor of $227,307 and payments of deferred offering costs of $73,924.



         At November 30, 2002, we have a line of credit agreement with National Westminster Bank plc of (pound)150,000 (approximately $234,000 at November 30,
2002). Under the terms of the agreement, we pay interest at 2.25% above the base rate (6.25% at November 30, 2002) on all amounts up to (pound)150,000 and 4.25% above the base rate (8.25% at November 30, 2002) on all permitted borrowings greater than (pound)150,000. These borrowings are guaranteed by Kevin o'Brien, our principal stockholder and executive officer (limited to (pound)50,000) and Eric o'Brien, a member of the Board of Directors and stockholder (limited to (pound)160,000).



         At November 30, 2002, we have a factoring agreement with IGF Invoice Finance Limited for a (pound)750,000 line of credit (approximately $1,168,000 at November 30, 2002). The borrowings are based on a percentage of eligible accounts receivable. Under the terms of the agreement, we pay interest at 2.25% above the base rate (6.25% at November 30, 2002). Borrowings under the line are secured by all of our assets and are guaranteed by Kevin o'Brien our principal stockholder and executive officer (limited to (pound)150,000).


         Neither the agreement with National Westminster Bank plc nor that with IGF Invoice Finance Limited impose financial tests upon the company.


         At November 30, 2002 we had bank borrowings of $381,163 and negative working capital of $292,171. We anticipate we will increase our capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel.



         As of November 30, 2002 our principal commitment is an obligation of approximately (pound)415,000 (approximately $646,000 at November 30, 2002) in future lease payments for our warehouse and office space under a non-cancellable operating lease with Eric o'Brien, a member of the Board of Directors and stockholder.



         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has sustained net losses of approximately $336,000 and $89,000 for the years ended February 28, 2002 and 2001, respectively, and has working capital and stockholders' deficiencies of approximately $334,000 and $154,000, respectively, at February 28, 2002, which raises substantial doubt about its ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon positive cash flows from operations and financing from the issuance of equity and debt securities. Without such financing, the Company may not be able to meet its working capital requirements. The Company plans on expanding its business by hiring additional sales and technical personnel and increasing its customer base with the continued roll-out of new products and services. The Company is also seeking financing through the issuance of equity securities.


CRITICAL ACCOUNTING POLICIES

Inventory - Inventory is stated at the lower of cost (first-in, first-out method) or market and consists entirely of finished goods.

Property and Equipment - Property and equipment is recorded at cost. Expenditures for major additions and betterments are capitalized. Depreciation of property and equipment is computed by accelerated methods over the assets' estimated lives of five years. Leasehold improvements are amortized over the lesser of the lease terms or the assets' useful lives.


Revenue recognition - The Company recognizes revenue as products are shipped to the customer (FOB destination point) and installation is completed and accepted by the customer. The Company does not consider installation essential to the functionality of the equipment. The Company does not offer any rights of return or price protection to its customers. Service revenue in connection with contracts purchased by the customer is amortized on a straight-line basis over the life of the contract. Service revenue on non-contract related products is recognized when the service is provided.

Warranty - Estimated future warranty obligations related to certain products are provided by charges to operations in the period in which the related revenue is recognized.


Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.



                             DESCRIPTION OF BUSINESS



         Overview

         We are a single-source provider of IT products, services and support to mid-sized companies, colleges, universities and primary schools located primarily in the United Kingdom. We were formed in 1995 as an authorized reseller of computer hardware and software products, and since 1997 have been developing our private label brand of computer hardware and offering related IT services. To date, most of our net sales have been derived from resale of brand name IT product sales. For the year ended February 28, 2002 and for the nine months ended November 30, 2002, resales of brand name products were 40.9% and 30.1%, respectively, of total revenue and sales of iNLiTE name products were 47.2% and 62.2%, respectively, of total revenue.


         Industry Background

         Many organizations have become increasingly dependent on the use of IT as a competitive tool in today's business and education environments. The need to access and distribute data on a real-time basis throughout an organization and between organizations has led to the rapid growth in network computing infrastructures, which connect numerous and geographically dispersed end users via local and wide area networks. This growth has been driven by the emergence of industry standard hardware, software and communications tools, as well as the significant improvement in the performance, capacity and utility of such network-based equipment and applications.

         The acquisition, deployment and implementation of computer networks has, however, become increasingly complex for large organizations due to rapid and continual change in IT. Organizations must determine: (i) the type of PC platform, computer peripherals, and software applications to purchase among a vast array of product offerings; (ii) the optimal design of the network, allowing for both the integration of new systems and the upgrade of and migration from existing systems; and (iii) the level of ongoing support required by the network and end users. As organizations rely more heavily on IT as a key component of their operations and as end users demand the latest technologies, management information systems departments must continually adapt to rapid change and the increasing complexity of designing, implementing and maintaining networks and related applications.

         As a result of the rapid changes in the IT products market and the risks associated with large capital expenditures, organizations increasingly rely on companies which offer and have knowledge of a wide variety of networking products and the ability to perform related technical services in a cost-effective manner. Such organizations increasingly require MIS personnel with diverse technology skill sets in order to effectively adapt to such constant change. As a result, the costs of hiring, maintaining and continually educating an MIS department have grown significantly as demand for qualified personnel has intensified. These factors have motivated organizations to focus their resources on their core businesses and seek the expertise of independent providers of IT products and services.

         Strategy


         We believe that by working with a single-source provider of IT products, services and support, organizations will be able to adapt more quickly to technological changes and reduce their overall IT costs. Those companies which provide a broad range of product and service offerings, including network consulting, workstation support, training, installation and IT staffing services, as well as the ability to work as integral members of their clients' internal management information system teams, should be well positioned to capitalize on the anticipated growth of the IT products and services industry.


         Our primary business objective is to become a leading single-source provider of high-quality IT products, services and support in our target markets. To this end, we intend to pursue the following strategies.

         Expand Offerings of iNLiTE Products

         We have successfully developed our own range of computer hardware, which is marketed under the iNLiTE brand. iNLiTE products are designed specifically for workstation and server platforms and can be customized to meet specific customer requirements. The range of systems is assembled from brand name quality components which return a high level of reliability and durability. The iNLiTE brand is now recognized within our target markets having developed an impressive track record with a number of nationwide educational and corporate organizations.

         Leverage Complementary Businesses

         We intend to continue to combine the expertise of our technical personnel with our strong product procurement capabilities to provide comprehensive IT solutions to mid-sized companies, and educational institutional. Since our inception, we have operated as an authorized reseller of IT equipment from leading manufacturers. We have established alliances with major manufacturers of computer hardware and software so that we may provide our customers with competitive pricing, ready product availability and value-added services such as product configuration, testing, warehousing and delivery. We have also developed related IT services and currently offer network consulting, workstation support, training and temporary IT staffing services. We believe that our ability to provide a broad range of technical services, coupled with our traditional strength in satisfying our clients' hardware requirements, enables us to strengthen long-term relationships with our existing clients and affords cross-selling opportunities with new and existing clients.

         Vendor Relationships and Procurement

         During fiscal 2002 and 2001, iNLiTE had relationships with a variety of distributors of brand name IT products. We were a reseller of selected product lines and single components from major manufacturers, including Toshiba, Hewlett-Packard, Compaq, Fujitsu, Intel, QDI and Kingston.

         Competition


         The markets for our products and services are characterized by intense competition. We believe that the principal competitive factors in the market for IT products and services include price, customer service, breadth of product and service offerings, product availability, technical expertise, the availability of skilled technical personnel, adherence to industry standards, financial stability and reputation. Our competitors include established computer product manufacturers, distributors, computer resellers, systems integrators and IT service providers. Many of our current and potential competitors have longer operating histories and financial, sales, marketing, technical and other resources substantially greater than those of iNLiTE. As a result, our competitors may be able to adapt more quickly to changes in customer needs or to devote greater resources than iNLiTE to the development and sales of IT products and the provision of IT services. Such competitors could also attempt to increase their presence in our markets by forming strategic alliances with other competitors or our customers, offer new or improved products and services to our customers or increase their efforts to gain and retain market share through competitive pricing. As the market for IT products has matured, price competition has intensified and is likely to continue to intensify and has resulted in continued industry-wide downward pricing pressure. In addition, competition for quality technical personnel has continued to intensify, resulting in increased personnel costs for many IT service providers. We believe there are low barriers to entry into our markets which enable new competitors to offer competing products and services.


         We believe that we compete with our competitors by providing a single-sourced solution for our customers' IT products and services needs and by providing a wider range of high quality services to the management information system departments and end users of our clients. We also believe that we distinguish ourselves from our competition on the basis of our technical expertise, competitive pricing, vendor alliances, direct sales strategy and customer service orientation. Based on the level of our recurring business with many of our large customers, we believe that we compare favorably to many of our competitors with respect to the principal competitive factors set forth above.

         PRODUCTS

         Resale

         We are a reseller of IT products of leading hardware manufacturers and software developers. Such products include personal computers, servers, networking equipment and applications software. Through established vendor alliances with major aggregators of computer hardware and software, we provide our customers with competitive pricing and value-added services such as product configuration, testing, warehousing and delivery. We resell products of industry-leading manufacturers of computer hardware, software and networking equipment. Such manufacturers include:

                  Toshiba
                  Compaq
                  Hewlett-Packard
                  Intel
                  Fujitsu

         In addition, our product configuration and testing services allow us to customize orders to the needs of customers, thereby ensuring quality control by minimizing the possibility of delivering defective or improperly configured equipment. This is accomplished by our ability to provide uniform and consistent configuration and loading of network and system applications.


         iNLiTE COMPUTERS


         We have successfully developed our own range of computer hardware, which is marketed under the iNLiTE brand. iNLiTE products are designed specifically for workstation and server platforms and can be customized to meet specific customer requirements. The range of systems is assembled from brand name quality components which return a high level of reliability and durability. The iNLiTE brand is now recognized within our target markets having developed an impressive track record with a number of nationwide educational and corporate organizations.


         We have been encouraged by the success of the iNLiTE products and are actively promoting these products both with established and new customers with the intention of making it the highest growth sector within our company. For the year ended February 28, 2002 and for the nine months ended November 30, 2002, 47.2% and 62.2%, respectively, of our revenue was derived from iNLiTE sales figure which was 30.5% at February 2001 with over 3600 units being supplied on a yearly basis.


         The production process of iNLiTE hardware includes rigorous quality testing leading to minimal returns and failure rate. On-going product development ensures that iNLiTE products provide the most up to date and current technology. Component changes are carefully assessed and only implemented if there is reliability, cost effectiveness and adequate product lifecycle.

         Anti-Virus

         We are an authorized reseller of anti-virus applications for Network Associates International, a leading vendor worldwide of anti-virus products that provides us access to margin healthy products and a unique selling cycle.

         Anti-Virus software is deployed to networks to safeguard against virus infection. As a result of increased electronic traffic being channeled through intranets and the internet, virus infections can infect a high number of networks within a very short time. The main route of infection has moved from media to e-mail which because of the speed of infection requires proactive decisions concerning the latest anti-virus inoculate software available. Close contact with our vendor provides our staff with the highest quality of product knowledge and sales training.

         The market for anti-virus products is rapidly changing and requires up to date products to satisfy customers' needs for inoculate and quarantined anti-virus applications to protect networks. Virus applications sold by the Company have two year term licenses between the manufacturer and the customer, therefore after two years the customer must review and renew to ensure network security.


         Network Management Services

         A total turnkey solution mainly aimed at the education sector. The principle elements offered are the supply, installation and configuration of network systems together with on site and remote hardware support contracts. ISP, bundling of ranger networked management and administration software is also provided. The broad range of essential facilities for MIS within education included within the overall package are:


         1. Overview Network Management Services - designed to deliver a complete range of installation, configuration and management facilities targeted at easing the set-up of new MIS facilities and ongoing network management for our clients in the education sector. We analyze the specific requirements of each customer and provide a host of modular services that are designed to work in conjunction with the client's existing MIS resources.


         2. Ranger for Networks - a security and administration system that enables the customer to run a secure, manageable and cost effective network without compromising network performance or security.

         Unlike restrictive security shells which impair the usability of the Windows interface, Ranger allows a machine to be secured against unauthorized changes while still maintaining the full "look and feel" of Windows. Network management and monitoring tools provide live views of user, machine and network activity, which combined with Ranger's remote control, activity logging, quota management, account management and network analysis tools give the control needed to effectively administer networks of all sizes. Ranger is designed to run on Windows NT, 2000 and Novell networks.

         3. Remote Diagnostics/Net Support Manager- enables connection to the customer's LAN via remote connectivity thus enabling the Overview Network Management Team to delivery a remote service which includes diagnosing faults, assisting with the preventative diagnosis systems and walking the customer through faults diagnostics and fix procedures. Net Support Manager actively corrects software and system administration issues and offers a direct window into hardware faults.

         4. Ranger Remote Control allows teachers and support staff to display their PC's screen on any or all of their students' PC screens without the need for expensive video splitters or additional cabling. Teachers can view and control students' screens remotely and project either their own or someone else's screen around a room for interactive demonstrations. By allowing teachers to monitor, interact with and assist students remotely, networks can be used for whole-class teaching to interactively assist in the delivery, control and assessment of ICT curriculum.

         5. On-site Hardware Support of iNLiTE Products - Although the manufacturers provide three-year support packages, we also provide an additional optional warranty covering both personal computer and server platforms. As part of this package, we are committed to delivering a proactive next business day solution and ensuring that our customers have access to a level of support reducing system down time to a minimum.

         Network Management Services is a move forward for the company which is continually seeking to add value and continued service rather than the simple supply and installation of hardware units. We believe the sale of network managing services provides us access to improved margins and we have targeted the education sector as an area of maximum growth.

         Technical Service and Support


         We have developed an experienced and competent technical team and are able to offer service and support for all of our products. There is increasing demand for general IT resources, training and recruitment of skilled technicians. With increasing frequency we are asked to supply temporary contract staff to support customer's own internal resources and assist with peak installation and support requirements. We believe this valuable service gives us a competitive edge and will become a profitable additional source of income with significant margins. The intention is to further expand the technical team ensuring a continued high quality of service.


         Value Added Service


         The core 'value-added service' offered by iNLiTE covers the reconfiguration of hardware which enables immediate implementation of systems upon arrival and installation. Value added services are comprised of a host of services including asset registry, support, systems drive imaging, software registration, delivery and installation.


SUPPLIERS RELATIONSHIPS AND MANUFACTURING

         Our major component, hardware and technology suppliers are listed below:


                  NorthAmber plc
                  KMS
                  Ideal Hardware
                  Hugh Symmonds IT


SALES AND MARKETING

         We currently focus our sales and marketing efforts on mid-sized corporations and educational institutions in our target markets through our marketing staff. We believe that our sales and support personnel provide effective account penetration and management, enhanced communications and long-term relationships with our existing clients. To date, we have focused our sales and marketing efforts on blue chip and mid-sized companies as well as educational institutions located in the United Kingdom. Given the concentration of corporations and educational institutions in such region, we do not anticipate the need to expand the geographic scope of our sales and marketing efforts outside of our traditional sales area in the near future.

         Our marketing staff is responsible for coordinating the various sales and technical personnel that may be required in soliciting a particular project. Our marketing efforts include the creation and production of brochures, telemarketing, direct mail programs, new business marketing, comprehensive website detailing the range of products and services, targeted advertising campaign using appropriate trade journals, educational papers, etc., attendance at major trade exhibitions, traditional face to face approaches by the experienced sales team, strategies, and sales presentation materials for prospects. We are recently added a database to our website gives our customers the ability to purchase our products and services online.

CUSTOMERS


         During 2001/2, we had approximately 170 customers which purchased products from us or utilized our technical services. Our major customers include:



                  Gehis Ltd. (Lloyds Chemists)
                  Moss Pharmacy (Uni-Chem)
                  Vosper Thornycroft
                  Fleet Support Ltd.
                  Vision Express
                  Wymondham College
                  Bridgwater College
                  Richard Huish College
                  Harrow College
                  Homerton College
                  Coleg Gwent
                  East Birmingham College


GOVERNMENT REGULATION

         We have not been materially impacted by existing government regulation and are not aware of any potential government regulation that would materially effect our operations.

CORPORATE HISTORY

         We incorporated in the State of Delaware on August 7, 2001 and acquired our operating subsidiary, CopyData Limited, effective on August 9, 2001. CopyData Limited was formed and commenced operations on September 25, 1995. Effective January 8, 2002, we changed the name of CopyData Limited to iNLiTE Computers Limited.

EMPLOYEES

         We have 15 full-time employees. Of these, 2 are in management, 6 are in sales/marketing, 3 are in administration and 4 are in production/technical services.

PROPERTIES

         Our headquarters are located at Unit 17, The Arena, Raleigh Court, Crawley, West Sussex RH102PD, United Kingdom, where we occupy approximately 3200 square feet of leased space under a lease that ends in April 30, 2018. Annual lease rent under the lease is approximately $41,000.

         Our administrative offices are located at Unit 15, The Arena, Raleigh Court, Crawley, West Sussex RH102PD, United Kingdom, where we occupy approximately 1800 square feet of space which we lease on a quarter to quarter basis. Quarterly lease rent is approximately $6,400.


         We have additional storage facilities located at Unit 19, The Arena, Raleigh Court, Crawley, West Sussex RH102PD, United Kingdom, where we occupy approximately 600 square feet of space which we lease on a month to month basis. Monthly rent is approximately $300.


         We believe the space occupied by our staff is adequate for our current needs.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Our directors, executive officers and other significant employees and their ages and positions are as follows:


Name of Individual            Age      Position with company and subsidiaries
------------------            ---      --------------------------------------
Eric o'Brien                  66       Director and Chairman of the Board
Kevin o'Brien                 36       Director and President
Richard Hands                 62       Director, Secretary and Treasurer



----------------------------



         ERIC O'BRIEN has been Chairman of the Board and a director of iNLiTE since its formation in August 2001. From 1975 to 1997, Mr. o'Brien was the principal owner and officer of Tristar Cars and Tristar Coach line, a VIP transport business serving airline and corporate customers that was founded by Mr. o'Brien. Under Mr. o'Brien's guidance, Tristar grew from a $380,000 per year business with a fleet of 5 vehicles to a $19,000,000 with more than 300 company-owned vehicles. Mr. o'Brien sold a controlling interest in Tristar to a syndicate of businessmen headed by Charles Dunstan in 1997. Mr. o'Brien has served as a consultant to our operating subsidiary iNLiTE Computers Limited.



         KEVIN O'BRIEN has been President and a director of iNLiTE since its formation in August 2001. Mr. o'Brien has served as Chief Executive Officer to our operating subsidiary iNLiTE Computers Limited since September 1995.

         RICHARD HANDS has been Secretary and Treasurer of iNLiTE since November 2001. From May 1998 to October 2001, Mr. Hands served as a Senior Business Advisor under the Business Link program of Sussex Enterprise in which capacity he provided advice to a variety of small business enterprises. From August 1992 to October 1996, Mr. Hands was Group Managing Director for the AGI Group, a manufacturer of electronic equipment for the defense industry.


         The directors serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. Officers serve at the discretion of the Board of Directors. Eric o'Brien, who serves as a director and our Chairman of the Board is the father of Kevin o'Brien, a director, and our President and Chief Executive Officer of iNLiTE.



DIRECTOR COMPENSATION


         We have no established compensation arrangements with our directors but directors may be reimbursed for their reasonable expenses incurred in connection with the attendance at board and committee meetings.

                             EXECUTIVE COMPENSATION

         The following table details information for iNLiTE for each of the fiscal years ended February 28, 2002, 2001 and 2000 concerning compensation of:

         - all individuals serving as our chief executive officer during the fiscal years ended February 28, 2002, 2001 and 2000; and

         - each other executive officer or key employee whose total annual salary and bonus exceeded $100,000 for the fiscal years ended February 28, 2002, 2001 and 2000:

SUMMARY COMPENSATION TABLE


                                                                                                     Other Annual
                                                           Annual Compensation                       Compensation
                                               --------------------------------------------------------------------
                                                                   Salary            Bonus
Name and Principal Position                         Year             ($)              ($)                ($)
-------------------------------------------------------------------------------------------------------------------
Kevin o'Brien, President and Chief Executive        2002            $86,000            $0             $7,500(a)
   Officer                                          2001            $52,000            $0             $7,500(a)
                                                    2000            $57,000            $0             $5,000(b)



(a) Includes health insurance premium of $1,000 and $6,500 for lease of a vehicle.






(b) Includes health insurance premium of $1,000 and $4,000 for lease of a vehicle.

EMPLOYMENT AGREEMENTS
         We have not entered into any employment agreements.

         STOCK OPTION GRANTS IN LAST FISCAL YEAR. There were no grants of stock options during the fiscal year ended February 2002.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

INDEMNIFICATION

         Our Certificate of Incorporation and Bylaws provide that none of our directors shall have any personal liability to iNLiTE or its stockholders for breach of fiduciary duty as a director, except:


                  - for any breach of the director's duty of loyalty to iNLiTE or its stockholders;


                  - for acts or failures to act not in good faith or which involve intentional misconduct or a knowing violation of law;

                  -        under Section 174 of the Delaware General Corporation
                           Law; or

                  - for any transaction from which the director obtained an improper personal benefit.

         As a result of this provision, iNLiTE and our stockholders may be unable to obtain money damages from a director for certain breaches of his fiduciary duty. This provision does not, however, eliminate the directors' fiduciary responsibilities and, in appropriate circumstances, non-monetary remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         Our bylaws also provide for the protection from liability of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. Protection from liability may include, if we so decide, the right of the protected party to be paid expenses in advance of any proceeding for which protection from liability is available, provided that the payment of these expenses incurred by a director or officer in advance of the final outcome of a proceeding may be made only upon delivery to us of a pledge in writing by or on behalf of the director or officer to repay all amounts paid in advance if it is ultimately determined that the director or officer is not entitled to be protected from liability. In addition, our certificate of incorporation provides that our employees and other agents may be protected from liability consistent with the Delaware General Corporation law to the extent determined by our board of directors in its sole discretion.

         To the extent protection from liability for liabilities arising under the securities act may be permitted to our directors, officers and controlling persons of our company under the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, this type of protection from liability is against public policy as expressed in the securities act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         We currently lease office and warehouse space located at Unit 17, The Arena, Raleigh Court, Crawley, West Sussex RH102PD, United Kingdom, under a Lease between Eric o'Brien and CopyData Limited, relating to Unit R17, Raleigh Court, Priestly Way, Crawley, West Sussex, dated May 1, 1997. The lease terminates on April 30, 2018. Annual rent under the lease is approximately $41,000. As of November 30, 2002, our principal commitment is our obligation under the lease for approximately (pound)415,000 (approximately $646,000 at November 30, 2002) in future lease payments for our warehouse and office space. Eric o'Brien, the Lessor under the lease, serves as our Chairman of the Board and is Kevin o'Brien's father. Kevin o'Brien is our President, Chief Executive Officer and a member of the Board of Directors. Payments under the Lease for years ended February 28, 2002 and 2001 were approximately $41,000 and $28,000, respectively. This lease was negotiated at arms length and the rent equates to approximately $13 per square foot per annum. The rent of our other unit in the same block from a third party equates to $14 per square foot per annum.

         At February 28, 2001, we owed a balance of $34,000 in unsecured, non-interest bearing advances payable to Kevin o'Brien.

         At February 28, 2002 we owed a balance of $243,000 in unsecured, non-interest bearing advances payable to Kevin o'Brien.

         At November 30, 2002, we owed a balance of $192,000 in unsecured, non-interest bearing advances payable to Kevin o'Brien.


         We do not have nor are we considering any other contracts with related parties. Should the occasion arise in the future we would follow the principal of negotiation at arms length at appropriate market rates.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT



         The following table details certain information regarding ownership of our common stock as of February 3, 2003, and as adjusted to reflect the sale of the shares offered by each person known by us to own beneficially more than 5% of the outstanding common stock, by each person who is a director of the company, by each person listed in the Summary Compensation Table above and by all directors and officers of the company as a group.



         The information contained in the table was provided by the persons listed. The calculations are based on 9,000,000 shares of common stock outstanding on February 3, 2003.

                                                                         Percent of Shares Beneficially Owned
                                                                       --------------------------------------------
                                                                                                After Offering
                                              Number of Shares           Before            if all Shares Offered
         Name and Address                   Beneficially Owned          Offering               are Purchased
-----------------------------------         --------------------       -------------     --------------------------
Kevin o'Brien                                    6,051,500                67.2%                      67.2%
c/o iNLiTE Computers Incorporated
Unit 17
The Arena
Raleigh Court
West Sussex RH102PD
United Kingdom

Eric o'Brien                                       150,000                 1.7%                       1.7%
c/o iNLiTE Computers Incorporated
Unit 17
The Arena
Raleigh Court
West Sussex RH102PD
United Kingdom

Richard Hands                                            0                   0%                         0%
c/o iNLiTE Computers Incorporated
Unit 17
The Arena
Raleigh Court
West Sussex RH102PD
United Kingdom

All Directors and Executive Officers as          6,201,500                68.9%                      68.9%
a Group (3 persons)



                            DESCRIPTION OF SECURITIES


         iNLiTE is currently authorized to issue 50,000,000 shares of common stock, of which 9,000,000 shares are issued and outstanding, and 1,000,000 shares of preferred stock, none of which are issued and outstanding. There are 28 shareholders of record.

COMMON STOCK

         Holders of our common stock are entitled to one vote for each share of record on all matters which stockholders are entitled to vote, including the election of directors. At our annual meeting, the stockholders elect the directors by a plurality vote. Holders of our common stock are entitled to receive, if authorized by the board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for these purposes, subject to any dividend rights of holders of our preferred stock. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share on a pro rata basis in the assets available for distribution, subject to the rights of the holders of our preferred stock, if any. Registered stockholders may transfer their shares by surrendering to our transfer agent their share certificates properly endorsed or accompanied by proper evidence of that the shares have been transferred to them or that they authority to transfer the shares.

PREFERRED STOCK

         The Certificate of Incorporation of iNLiTE authorizes the issuance of 1,000,000 shares of preferred stock. No shares of preferred stock are outstanding, and we have no plans to issue a new series of preferred stock. Our Board of Directors may, without stockholder approval, issue shares of preferred stock from time to time in one or more series and, subject to the limitations contained in the Certificate of Incorporation and any limitations prescribed by law, establish and designate any such series and fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences. The issuance of preferred stock, could, under certain circumstances, have the effect of delaying or preventing a change in control of the company, but also may negatively affect the rights of holders of our common stock by placing restrictions upon payments of dividends to holders of our common stock or by diluting the voting power of such holders.

TRANSFER AGENT

         iNLiTE's transfer agent is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117.

                         SHARES ELIGIBLE FOR FUTURE SALE


         Future sales of substantial amounts of common stock in the open market may adversely affect the market price of our common stock. We have 9,000,000 shares of common stock outstanding. Of the shares of common stock outstanding, the 2,500,000 shares offered hereby will be available for immediate sale in the public market as of the date of this prospectus, except that any shares acquired by our "affiliates," as that term is defined in Rule 144 under the Securities Act, generally may be resold in the public market only in compliance with the provisions of Rule 144 other than the holding period required by Rule 144. All of the remaining outstanding shares of common stock are restricted securities within the meaning of Rule 144 and may not be sold unless they are either registered under the Securities Act or an exemption from registration is available, or they are sold in compliance with Rule 144.



         In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including a controlling person, may sell within any three-month period a number of shares of common stock that does not exceed a maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of iNLiTE's common stock or the average weekly trading volume in the common stock during the preceding four weeks. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years, would be entitled to sell those shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.



                              SELLING STOCKHOLDERS



         The following table details the name of each selling stockholder, the number of shares owned by the selling stockholder, and the number of shares that may be offered for resale under this prospectus.* Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Except as indicated, none of the selling stockholders has had a significant relationship with us within the past three years, other than as a result of the ownership of our shares or other securities. The selling stockholders have sole voting and investment power with their respective shares. Percentages in the table below are based on 9,000,000 shares of our common stock outstanding as of February 3, 2003.



                                                SHARES                 NUMBER OF SHARES                SHARES
                                            OWNED PRIOR TO               WHICH MAY BE                OWNED AFTER
                                             THE OFFERING                  SOLD IN                   THE OFFERING
                                    ----------------------------       ---------------       --------------------------
NAME                                   NUMBER           PERCENT         THIS OFFERING         NUMBER           PERCENT
-----------------------             ------------      ----------       ---------------       --------         ---------
Colin Frazer                           200,000           2.22%             200,000               0                0
Robert Manning                         200,000           2.22%             200,000               0                0
Richard Jones                          200,000           2.22%             200,000               0                0
Ian Coupland                           200,000           2.22%             200,000               0                0
Philip Drazen                          200,000           2.22%             200,000               0                0
Ian Brill                              200,000           2.22%             200,000               0                0
Stephen Jackson                        200,000           2.22%             200,000               0                0
Nigel Manning                          200,000           2.22%             200,000               0                0
Gillian Barrow                         200,000           2.22%             200,000               0                0
Geraldine Levine                       200,000           2.22%             200,000               0                0
Susan Marshall***                      200,000           2.22%             200,000               0                0
Acrobat Ltd. **/***                    300,000           3.33%             300,000               0                0



----------------------


* All of the selling stockholders, with exception of Acrobat Ltd. and Susan Marshall, acquired their shares in an August 9, 2001 Regulation S offering more fully described in paragraph 2 of Item 26.

** Geraldine Jackson, a resident of the United Kingdom, has voting and investment control over the 300,000 shares of iNLiTE common stock owned by Acrobat Ltd.


*** On October 14, 2001, Kevin o'Brien sold 300,000 shares of our common stock owned by him to Acrobat Ltd. and 200,000 shares of our common stock owned by him to Susan Marshall, for an aggregate purchase price of $250,000. No commissions were paid. Each of the purchasers in the private offering was a non "U.S. person" as such term is defined in Rule 902(k)(1) of Regulation S. The sale of these shares was exempt from the registration requirements of the Securities Act as a transaction involving an offer and sale made outside the United States.

                              PLAN OF DISTRIBUTION

         The selling stockholders, including any donees or pledgees who receive shares from a selling stockholder named above, may offer their shares of common stock at various times in negotiated transactions or otherwise, or on any securities exchange where our common stock may be listed in the future.

         The offering price for the shares has been determined by management without the input of the selling stockholders and their representatives. The selling shareholders will sell at a price of $0.31 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

         The selling stockholders may sell their shares directly to purchasers or may use broker-dealers to sell their shares. Broker-dealers who sell the shares may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or they may receive compensation from purchasers of the shares for which they acted as agents or to whom they sold the shares as principal, or both. The compensation as to a particular broker-dealer might be in excess of customary commissions.

         The selling stockholders and these broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

         iNLiTE has agreed to pay all fees and expenses in connection with preparing and filing this prospectus and the registration statement of which the prospectus forms a part. The selling stockholders will pay any brokerage commissions and similar selling expenses, if any, attributable in connection with the sale of the shares of common stock including stock transfer taxes due or payable in connection with the sale of the shares.

         iNLiTE has agreed to protect from liability the selling stockholders and any underwriter of a selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders, each individually and not jointly, will protect iNLiTE against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders may agree to protect from liability any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities under the Securities Act of 1933.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus and other legal matters relating to this offering will be passed on by Piper Rudnick LLP, New York, New York.

                                     EXPERTS

         Our financial statements at February 28, 2002 and for the years ended February 28, 2002 and 2001 appearing in this prospectus and in the registration statement have been audited by Mahoney Cohen & Company, CPA, P.C., independent auditors as indicated in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt as to our ability to continue as a going concern as described in Note 3 to the financial statements) with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                       WHERE YOU CAN GET MORE INFORMATION

         This prospectus forms part of a Registration Statement on Form SB-2 that we filed with the SEC under the Securities Act with respect to the shares and contains all the information which we believe is significant to you in considering whether to make an investment in our common stock. We refer you to the Registration Statement for further information about us, our common stock and this offering, including the full texts of exhibits, some of which have been summarized in this prospectus. At your request, we will provide you, without charge, a copy of any exhibits to the Registration Statement incorporated by reference in this prospectus. If you want more information, write or call us at:


                        c/o iNLiTE Computers Incorporated
                                     Unit 17
                                    The Arena
                                  Raleigh Court
                               West Sussex RH102PD
                                 UNITED KINGDOM
                               011 44 1293 526 060
                               Attn: Kevin o'Brien



         Upon the effectiveness of the Registration Statement of which this prospectus forms a part, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended and will file reports and other information with the SEC as required under the Exchange Act. Such reports and other information filed by iNLiTE are available for inspection and copying at the public reference facilities of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20459. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, that file electronically with the SEC.



         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY


                                      INDEX
                                      -----



                                                                                                Page
                                                                                                ----
Independent Auditor's Report                                                                    F-1

Consolidated Balance Sheets as of February 28, 2002 and
    November 30, 2002 (Unaudited)                                                               F-2

Consolidated Statements of Operations and Comprehensive Income (Loss) for the
    Years Ended February 28, 2002 and 2001 and for the Nine Months Ended
    November 30, 2002 (Unaudited) and 2001 (Unaudited)                                          F-3

Consolidated Statements of Stockholders' Deficiency for the
    Years Ended February 28, 2002 and 2001 and for the
    Nine Months Ended November 30, 2002 (Unaudited)                                             F-4

Consolidated Statements of Cash Flows for the Years Ended February 28, 2002 and
    2001 and for the Nine Months Ended November 30, 2002 (Unaudited) and 2001
    (Unaudited)                                                                                 F-5

Notes to Consolidated Financial Statements                                                      F-7

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Stockholders
iNLiTE Computers Incorporated and Subsidiary


         We have audited the accompanying consolidated balance sheet of iNLiTE Computers Incorporated and Subsidiary as of February 28, 2002, and the related consolidated statements of operations and comprehensive loss, stockholders' deficiency and cash flows for the years ended February 28, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of iNLiTE Computers Incorporated and Subsidiary as of February 28, 2002 and the results of their operations and their cash flows for the years ended February 28, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.


         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has sustained net losses for the years ended February 28, 2002 and 2001 and has working capital and stockholders' deficiencies at February 28, 2002 that raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3 to the accompanying consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



New York, New York                        /s/ Mahoney Cohen & Company, CPA, P.C.
June 21, 2002
                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS


                                 ASSETS (Note 6)


                                                                              February 28,           November 30,
                                                                                  2002                  2002
                                                                              ------------          -------------
                                                                                                      (Unaudited)
Current assets:
    Cash                                                                      $      1,237          $       1,755
    Accounts receivable, net of allowance for doubtful
        accounts of approximately $11,000 at February 28,
        2002 and $50,000 at November 30, 2002                                      799,598                716,891
    Inventory                                                                      271,338                218,268
    Deferred offering costs                                                        100,223                152,780
    Prepaid expenses and other current assets                                       27,648                 70,683
                                                                              ------------          -------------
                Total current assets                                             1,200,044              1,160,377

Property and equipment, net (Notes 4 and 7)                                        176,914                169,856

Security deposit                                                                     8,882                  9,734
                                                                              ------------          -------------
                                                                              $  1,385,840          $   1,339,967
                                                                              ============          =============

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
    Note payable - bank (Note 5)                                              $    215,784          $     381,163
    Due to factor (Note 6)                                                         401,283                381,074
    Current portion of capital lease obligations (Note 7)                           11,119                  8,148
    Accounts payable                                                               459,405                337,917
    Due to stockholder (Note 8)                                                    276,845                191,753
    Accrued expenses and other current liabilities                                 170,041                152,493
                                                                              ------------          -------------
                Total current liabilities                                        1,534,477              1,452,548

Capital lease obligations (Note 7)                                                   5,038                      -

Commitments (Note 12)

Stockholders' deficiency:
    Preferred stock - $.001 par value:
        1,000,000 shares authorized; none issued and outstanding                         -                      -
    Common stock - $.001 par value:
        50,000,000 shares authorized; 9,000,000 shares
           issued and outstanding                                                    9,000                  9,000
    Additional paid-in capital                                                     303,552                303,552
    Accumulated deficit                                                           (464,244)              (405,326)
    Accumulated other comprehensive loss                                            (1,983)               (19,807)
                                                                              ------------          -------------
                Total stockholders' deficiency                                    (153,675)              (112,581)
                                                                              ------------          -------------
                                                                              $  1,385,840          $   1,339,967
                                                                              ============          =============


                            See accompanying notes.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
      Consolidated Statements of Operations and Comprehensive Income (Loss)


                                                                                                  Nine Months Ended
                                                 Year Ended February 28,                              November 30,
                                           ------------------------------------        -------------------------------------
                                                2002                   2001                 2002                   2001
                                           -------------          -------------        -------------          --------------
                                                                                        (Unaudited)            (Unaudited)
Net sales (Note 10):
    Products                               $   7,200,126          $   7,170,906        $   4,836,454          $    6,133,024
    Services                                      69,410                      -               28,698                  57,719
                                           -------------          -------------        -------------          --------------
                Total net sales                7,269,536              7,170,906            4,865,152               6,190,743

Cost of goods sold                             6,522,234              6,487,486            4,073,215               5,491,932
                                           -------------          -------------        -------------          --------------

Gross profit                                     747,302                683,420              791,937                 698,811

Operating expenses                             1,011,571                705,149              677,676                 810,829
                                           -------------          -------------        -------------          --------------

Operating income (loss)                         (264,269)               (21,729)             114,261                (112,018)

Interest expense                                  72,118                 67,120               55,343                  32,791
                                           -------------          -------------        -------------          --------------

Net income (loss)                               (336,387)               (88,849)              58,918                (144,809)

Other comprehensive income (loss):
    Cumulative translation adjustment             (6,746)                 6,102              (17,824)                 (8,708)
                                           -------------          -------------        -------------          --------------

Comprehensive income (loss)                $    (343,133)         $     (82,747)       $      41,094          $     (153,517)
                                           =============          =============        =============          ==============

Basic and diluted net income (loss)
    per common share attributable to
    common stockholders                    $        .(04)         $        .(01)       $         .01          $         (.02)
                                           =============          =============        =============          ==============

Weighted average number of shares
    outstanding                                7,919,977              6,551,500            9,000,000               7,566,515
                                           =============          =============        =============          ==============


                            See accompanying notes.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
               Consolidated Statements of Stockholders' Deficiency



                                                                                                        Accumulated
                                                Common Stock           Additional                          Other      Stockholders'
                                          -----------------------       Paid-In       Accumulated      Comprehensive     Equity
                                            Shares        Amount        Capital         Deficit        Income (Loss)  (Deficiency)
                                          -----------   ----------    -----------    --------------    -------------  -------------
Balance, March 1, 2000                      6,551,500   $    6,552    $         -    $      (39,008)   $      (1,339) $     (33,795)

Net loss                                            -            -              -           (88,849)               -        (88,849)

Cumulative translation adjustment                   -            -              -                 -            6,102          6,102
                                            ---------   ----------    -----------    --------------    -------------  -------------

Balance, February 28, 2001                  6,551,500        6,552              -          (127,857)           4,763       (116,542)

Issuance of Common Stock on
    August 9, 2001 for cash
    (at $.125 per share)                    2,000,000        2,000        248,000                 -                -        250,000

Issuance of Common Stock on
    August 9, 2001 for compensation
    and services (at $.125 per share)         448,500          448         55,552                 -                -         56,000

Net loss                                            -            -              -          (336,387)               -       (336,387)

Cumulative translation adjustment                   -            -              -                 -           (6,746)        (6,746)
                                            ---------   ----------    -----------    --------------    -------------  -------------

Balance, February 28, 2002                  9,000,000        9,000        303,552          (464,244)          (1,983)      (153,675)

Net income (unaudited)                              -            -              -            58,918                -         58,918

Cumulative translation adjustment
   (unaudited)                                      -            -              -                 -          (17,824)       (17,824)
                                            ---------   ----------    -----------    --------------    -------------  -------------

Balance, November 30, 2002
   (unaudited)                              9,000,000   $    9,000    $   303,552    $     (405,326)   $     (19,807) $    (112,581)
                                            =========   ==========    ===========    ==============    =============  =============


                             See accompanying notes.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                                           Nine Months Ended
                                                                         Year Ended February 28,              November 30,
                                                                      ----------------------------    ---------------------------
                                                                          2002            2001            2002           2001
                                                                      ------------    ------------    -----------     -----------
                                                                                                      (Unaudited)     (Unaudited)

Cash flows from operating activities:
Net income (loss)                                                     $  (336,387)    $   (88,849)    $    58,918     $  (144,809)
      Adjustments to reconcile net income (loss) to net
        cash provided by (used in) operating activities:
           Stock-based compensation and services                           56,000               -              -           56,000
           Depreciation and amortization                                   26,208          33,290          28,285          18,556
           Loss on disposition of property and equipment                        -           2,809               -               -
           Bad debt expense                                                     -               -          36,181               -
                Change in assets and liabilities:
                Accounts receivable                                       377,970        (485,467)        122,086        (299,041)
                Inventory                                                 238,773        (222,730)         79,094         162,148
                Prepaid expenses and other current assets                 (17,838)         (9,142)        (40,382)        (23,561)
                Other assets                                                1,251          (2,960)              -           1,256
                Accounts payable                                         (350,487)        325,464        (165,550)         33,914
                Accrued expenses and other current
                   liabilities                                             80,607         (50,534)        (29,607)         93,172
                                                                      -----------     -----------     -----------     -----------
                           Net cash provided by (used in)
                              operating activities                         76,097        (498,119)         89,025        (102,365)
                                                                      -----------     -----------     -----------     -----------

Cash flows from investing activities:
      Proceeds on sale of property and equipment                                -           2,238               -               -
      Purchase of property and equipment                                  (41,180)        (80,901)         (4,987)        (27,045)
                                                                      -----------     -----------     -----------     -----------
                           Net cash used in investing activities          (41,180)        (78,663)         (4,987)        (27,045)
                                                                      -----------     -----------     -----------     -----------

Cash flows from financing activities:
      Proceeds from (repayments of) note proceeds bank, net                (3,715)        193,170         144,682         (10,060)
      Proceeds from (repayments of) factor, net                          (413,485)        434,856         (58,697)       (227,307)
      Payments of capital lease obligations                               (13,397)        (17,967)         (9,558)         (9,895)
      Proceeds from (repayments to) stockholder, net                      243,356         (38,683)       (111,644)        250,585
      Deferred offering costs                                            (100,223)              -         (52,557)        (73,924)
      Proceeds from issuance of common stock                              250,000               -               -         250,000
                                                                      -----------     -----------     -----------     -----------
                           Net cash provided by (used in)
                              financing activities                        (37,464)        571,376         (87,774)        179,399
                                                                      -----------     -----------     -----------     -----------

Effect of exchange rate changes on cash                                     3,456           5,375           4,254             870
                                                                      -----------     -----------     -----------     -----------

Net increase (decrease) in cash                                               909             (31)            518          50,859

Cash, beginning of period                                                     328             359           1,237             328
                                                                      -----------     -----------     -----------     -----------

Cash, end of period                                                   $     1,237     $       328     $     1,755     $    51,187
                                                                      ===========     ===========     ===========     ===========


                            See accompanying notes.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONCLUDED)


                Supplemental Disclosure of Cash Flow Information



                                                                                            Nine Months Ended
                                                         Year Ended February 28,                November 30,
                                                       ---------------------------     --------------------------
                                                          2002             2001            2002          2001
                                                       -----------     -----------     -----------   ------------
                                                                                       (Unaudited)    (Unaudited)
Cash paid during the period for:
    Interest                                           $    72,118     $    67,120     $    55,343   $     32,791


      Supplemental Schedule of Non-Cash Investing and Financing Activities

         During the year ended February 28, 2001, the Company incurred capital lease obligations of $35,323 for new equipment.

                            See accompanying notes.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
  (unaudited with Respect to the Nine Months Ended November 30, 2002 and 2001)



Note 1 -          Principles of Consolidation


                  The accompanying consolidated financial statements include the accounts of iNLiTE Computers Incorporated ("iNLiTE"), a U.S. holding company, and its wholly-owned subsidiary, iNLiTE Computers Limited ("CopyData"), previously named CopyData Limited, a U.K. company (collectively, the "Company"). CopyData is engaged in the supply of computer hardware and related products to educational and corporate markets throughout the United Kingdom. The Company operates as a single segment. All significant intercompany accounts and transactions have been eliminated in consolidation.

                  Acquisition

                  iNLiTE was incorporated in the State of Delaware on August 7, 2001 and merged effectively on August 9, 2001 with CopyData, a private company incorporated in England.


                  Pursuant to this merger, iNLiTE issued 7,000,000 shares of its common stock for all of the common stock of CopyData. As a result of this acquisition, the sole stockholder of CopyData effectively acquired iNLiTE and control thereof. In conjunction with the exchange of shares, the then stockholder of iNLiTE gave 448,500 shares to certain employees and consultants valued at $56,000, the fair market value at the date of issuance. Accordingly, this acquisition has been accounted for as a reverse acquisition for financial statement purposes and the accompanying consolidated financial statements give effect to the merger for all periods presented.


Note 2 -          Summary of Significant Accounting Policies

                  Basis of Presentation

                  The financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America.

                  Interim Financial Statements


                  The interim financial statements at November 30, 2002 and for the nine months ended November 30, 2002 and 2001 are unaudited; however, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation have been included. Results of interim periods are not necessarily indicative of results for the entire year.


                  Foreign Currency Translation


                  The assets and liabilities of CopyData are translated into U.S. dollars at current exchange rates on the balance sheet date and revenue and expenses are translated at average exchange rates for the respective periods. The net exchange differences resulting from these
                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
  (unaudited with Respect to the Nine Months Ended November 30, 2002 and 2001)

Note 2 -          Summary of Significant Accounting Policies (Continued)

                  Foreign Currency Translation (Continued)


translations are recorded as a translation adjustment which is a component of stockholders' equity. CopyData's functional currency is the British Pound Sterling.

                  Inventory

                  Inventory is stated at the lower of cost (first-in, first-out method) or market and consists entirely of finished goods.

                  Deferred Offering Costs

                  Professional fees associated with the registration of the Company's common stock have been capitalized and will be charged to stockholders' equity upon the effectiveness of the registration statement. If the registration statement does not become effective, such costs will be expensed.

                  Property and Equipment

                  Property and equipment is recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by accelerated methods over the assets' estimated lives of five years. Leasehold improvements are amortized over the lesser of the lease terms or the assets' useful lives. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.


                  Revenue Recognition


                    Products


                    The Company recognizes revenue as products are shipped (FOB destination), title passes to the customer and installation is completed and accepted by the customer. The
                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
  (unaudited with Respect to the Nine Months Ended November 30, 2002 and 2001)




Note 2 -          Summary of Significant Accounting Policies (Continued)



                  Revenue Recognition (continued)

                     Products (continued)


Company does not consider installation essential to the functionality of the equipment. Revenue by category is as follows:



                                                                                         Nine Months Ended
                                                Year Ended February 28,                     November  30,
                                           --------------------------------      --------------------------------
                                                2002               2001               2002              2001
                                           -------------      -------------      -------------     --------------
                                                                                  (Unaudited)       (Unaudited)
iNLiTE brand hardware                      $   3,468,365      $   2,204,377      $   3,008,212     $    3,061,388
Brand name hardware                            2,954,015          4,966,529          1,453,194          2,558,524
Software                                         777,746                  -            375,048            513,112
                                           -------------      -------------      -------------     --------------
                                           $   7,200,126      $   7,170,906      $   4,836,454     $    6,133,024
                                           =============      =============      =============     ==============


The Company does not offer any rights of return or price protection to its customers.

                     Services

                     Service revenue in connection with contracts purchased by the customer is amortized on a straight-line basis over the life of the contract. Service revenue on non-contract related products is recognized when the service is provided.


                  Shipping and Handling Costs

                  The Company includes shipping and handling costs in cost of goods sold.

                  Warranty

                  Estimated future warranty obligations related to certain products are provided by charges to operations in the period in which the related revenue is recognized.

                  Advertising Expenses


                  Advertising expenses are charged to operations in the period in which they are incurred. Advertising expenses for the years ended February 28, 2002 and 2001 were approximately $5,000 in each year. Advertising expenses for the nine months ended November 30, 2002 (unaudited) and 2001 (unaudited) were approximately $1,000 in each period.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
  (unaudited with Respect to the Nine Months Ended November 30, 2002 and 2001)




Note 2 -          Summary of Significant Accounting Policies (Continued)


                  Use of Estimates

                  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                  Net Income (Loss) per Common Share

                  The Company calculates net income (loss) per share as required by Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 replaced the calculation of primary and fully diluted earnings per share with the basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effect of stock options, warrants and convertible securities.

                  Fair Value of Financial Instruments


                  Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107"), requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. SFAS 107 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. At February 28, 2002 and November 30, 2002, management believes the fair value of all financial instruments approximated carrying value.


                  New Accounting Pronouncements

                  In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). The statement establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS Statement No. 133 - an Amendment of FASB Statement No. 133" ("SFAS 137"). SFAS 137 delays the effective date of SFAS 133 to all fiscal quarters of fiscal years beginning after June 15, 2000. Since inception, the Company has not entered into arrangements that would fall under the scope of SFAS 133 and related interpretations and amendments and thus, the Company believes that SFAS 133 will not significantly affect its financial condition and results of operations.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
  (unaudited with Respect to the Nine Months Ended November 30, 2002 and 2001)



Note 2 -          Summary of Significant Accounting Policies (Continued)


                  New Accounting Pronouncements (Continued)

                  In December 1999, the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition" ("SAB 101"). SAB 101 provides the SEC staff's views in applying accounting principles generally accepted in the United States of America to selected revenue recognition issues. The Company has implemented the guidance in SAB 101 for all periods presented.

                  On June 29, 2001, Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), was approved by the FASB. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Goodwill and certain intangible assets, arising from these business combinations, will remain on the balance sheet and not be amortized. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs may be necessary. The adoption of SFAS 141 will not have an effect on the earnings and financial position of the Company.

                  On June 29, 2001, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), was approved by the FASB. SFAS 142 changes the accounting for goodwill and indefinite lived intangible assets from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations and indefinite lived intangible assets, will cease upon adoption of this statement. Identifiable intangible assets will continue to be amortized over their useful lives and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The adoption of SFAS 142 will not have an effect on the earnings and financial position of the Company.

                  In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. The Company is currently assessing the impact of this new standard.

                  In July 2001, the FASB issued SFAS No. 144, "Impairment or Disposal of Long-Lived Assets," which is effective for fiscal years beginning after December 15, 2001. The provisions of this statement provide a single accounting model for impairment of long-lived assets. The Company is currently assessing the impact of this new standard.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
  (unaudited with Respect to the Nine Months Ended November 30, 2002 and 2001)




Note 3 -          Going Concern



                  The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has sustained net losses of approximately $336,000 and $89,000 for the years ended February 28, 2002 and 2001, respectively, and has working capital and stockholders' deficiencies of approximately $334,000 and $154,000, respectively, at February 28, 2002, which raises substantial doubt about its ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon positive cash flows from operations and financing from the issuance of equity or debt securities. Without such financing, the Company may not be able to meet its working capital requirements. The Company plans on expanding its business by hiring additional sales and technical personnel and increasing its customer base with the continued roll-out of new products and services. The Company is also seeking financing through the issuance of equity securities. The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts or classification of liabilities that might be necessary should the Company be unable to continue in existence.


Note 4 -          Property and Equipment

         Property and equipment consists of:


                                                                 February 28,         November 30,
                                                                    2002                 2002
                                                                -------------        -------------
                                                                                      (Unaudited)
Machinery and equipment                                         $      96,787        $     108,613
Vehicles                                                               48,322               70,398
Furniture and fixtures                                                 28,314               31,029
Leasehold improvements                                                 65,569               74,459
Capitalized equipment                                                  49,572               36,872
                                                                -------------        -------------
                                                                      288,564              321,371
Less:  Accumulated depreciation and
   amortization                                                       111,650              151,515
                                                                -------------        -------------
                                                                $     176,914        $     169,856
                                                                =============        =============

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
  (unaudited with Respect to the Nine Months Ended November 30, 2002 and 2001)




Note 5 -          Note Payable - Bank



                  CopyData has a (pound)150,000 (approximately $213,000 at February 28, 2002 and $234,000 at November 30, 2002 (unaudited)) line of credit agreement with a commercial bank. Under the terms of the agreement, CopyData pays interest at 2.25% above the base rate (6.25% at February 28, 2002 and November 30, 2002 (unaudited)) on all amounts up to (pound)150,000 and 4.25% above the base rate (8.25% at February 28, 2002 and November 30, 2002 (unaudited)) on all permitted borrowings greater than (pound)150,000. These borrowings are guaranteed by the principal stockholder (limited to (pound)50,000) and another stockholder (limited to (pound)160,000) of the Company.


Note 6 -          Due to Factor


                  CopyData has a financing agreement with a commercial factor for a maximum (pound)750,000 line of credit (approximately $1,066,000 at February 28, 2002 and $1,168,000 at November 30, 2002 (unaudited)). The borrowings are based on a percentage of eligible accounts receivable. Under the terms of the agreement, CopyData pays interest at 2.25% above the base rate (6.25% at February 28, 2002 and November 30, 2002 (unaudited)). Borrowings under the line are secured by all of CopyData's assets. These borrowings are guaranteed by the principal stockholder (limited to (pound)150,000).


Note 7 -          Capital Lease Obligations

Capital lease obligations consist of:


                                                                                 February 28,          November 30,
                                                                                     2002                  2002
                                                                                 ------------          ------------
                                                                                                       (Unaudited)
Capital lease obligation payable in quarterly installments of approximately
$2,600, including interest of 17% and maturing in July 2003; secured by specific equipment with a carrying value of approximately $20,000 at February 28, 2002 and $18,000 at November 30, 2002
(unaudited)                                                                      $      15,878         $      8,701

Capital lease obligation payable in monthly installments of approximately $500, including interest of 13% and maturing in June 2002; secured by specific
equipment with a carrying value of approximately $8,000 at February 28, 2002             2,029                    -
                                                                                 -------------         ------------
                                                                                        17,907                8,701
Less:  Amount representing interest                                                      1,750                  553
                                                                                 -------------         ------------
                                                                                        16,157                8,148
Less:  Current portion                                                                  11,119                8,148
                                                                                 -------------         ------------
                                                                                 $       5,038         $          -
                                                                                 =============         ============

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
  (unaudited with Respect to the Nine Months Ended November 30, 2002 and 2001)



Note 8 -          Due to Stockholder

                  Amounts due to stockholder are non-interest bearing and due on demand.


Note 9 -          Income Taxes


                  The provision for (benefit from) income taxes and a reconciliation of the United States income tax rate to the effective tax rate is as follows:


                                                                        Year Ended February 28,
                                                    ------------------------------------------------------------
                                                                  2002                            2001
                                                    -----------------------------     --------------------------
Statutory U.S. income tax rate                      $    (114,288)        34.0%       $   (30,210)         34.0%
Income tax rate differential between the
    United States and the United Kingdom                   47,060        (14.0)            12,439         (14.0)
Change in valuation allowance                              73,998        (22.0)            26,217         (30.0)
Other                                                      (6,770)         2.0             (8,446)         10.0
                                                    -------------     --------        -----------      --------
                                                    $           -            -%       $         -             -%
                                                    =============     ========        ===========      ========



                                                                      Nine Months Ended November 30,
                                                    -------------------------------------------------------------
                                                                  2002                             2001
                                                    -----------------------------    ----------------------------
                                                               (Unaudited)                     (Unaudited)
Statutory U.S. income tax rate                      $      20,031         34.0%      $    (49,235)          34.0%
Income tax rate differential between the
    United States and the United Kingdom                  (11,359)       (19.3)            20,232          (14.0)
Utilization of net operating loss
    carryforward                                          (12,448)       (21.1)                 -              -
Change in valuation allowance                                   -            -             20,113          (13.9)
Other                                                       3,776          6.4              8,890           (6.1)
                                                    -------------     --------       ------------    -----------
                                                    $           -            -%      $          -              -%
                                                    =============     ========       ============    ===========



                  The tax effects of temporary differences that gave rise to the long-term deferred tax assets at February 28, 2002 and November 30, 2002 (unaudited) are as follows:



                                                                           February 28,           November 30,
                                                                               2002                   2002
                                                                          -------------           ------------
                                                                                                  (Unaudited)
Net operating loss carryforward                                           $     106,432           $     93,984
Less: Valuation allowance                                                      (106,432)               (93,984)
                                                                          -------------           ------------
                                                                          $           -           $          -
                                                                          =============           ============

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
  (unaudited with Respect to the Nine Months Ended November 30, 2002 and 2001)




Note 9 -          Income Taxes (Continued)


                  Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.


                  At February 28, 2002, CopyData has a net operating loss carryforward in the United Kingdom of approximately (pound)374,000 (approximately $532,000 at February 28, 2002) that can be carried forward indefinitely. CopyData has fully reserved the tax benefit of the net operating loss carryforward temporary difference because the likelihood of realization is uncertain.


Note 10 -         Concentration of Credit Risk and Major Customers

                  Accounts Receivable

                  Credit risk with respect to trade receivables is limited because a large number of diverse customers throughout the United Kingdom make up the Company's customer base. The Company controls credit risk through its credit evaluation process, credit limits and monitoring procedures. Bad debt expenses have been insignificant, and generally, the Company does not require collateral or other security to support accounts receivable.

                  Major Customers


                  Sales to one and two customer(s) accounted for approximately 18% and 35% of the total sales for the years ended February 28, 2002 and 2001, respectively. Sales to one customer accounted for approximately 19% of the total sales for the nine months ended November 30, 2001 (unaudited).


Note 11 -         Pension Plan


                  CopyData has a non-contributory pension plan that covers its executives. Contributions to the plan are made at the discretion of the Board of Directors of the Company. Contributions during the year ended February 28, 2002 were approximately $1,500. Contributions during the nine months ended November 30, 2002 (unaudited) were approximately $3,000.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
  (unaudited with Respect to the Nine Months Ended November 30, 2002 and 2001)




Note 12 -         Commitments


                  The Company leases its warehouse and office space from a stockholder of the Company under a non-cancellable operating lease which expires in 2018. The Company's future minimum lease payments, excluding escalation charges, are as follows:


Year Ending
February 28,
------------
2003                                                               $     41,000
2004                                                                     41,000
2005                                                                     41,000
2006                                                                     41,000
2007                                                                     41,000
2008 and thereafter                                                     416,000
                                                                   ------------
                                                                   $    621,000
                                                                   ============



                  Rent expense charged to operations for the years ended February 28, 2002 and 2001 was approximately $59,000 and $33,000, respectively. Rent expense for the nine months ended November 30, 2002 (unaudited) and 2001 (unaudited) was approximately $42,000 for each period. Included in rent expense for the years ended February 28, 2002 and 2001 is approximately $18,000 and $5,000, respectively, and for the nine months ended November 30, 2002 (unaudited) and 2001 (unaudited) is approximately $14,000 and $13,000, respectively, of amounts paid to an unrelated party on a month-to-month lease.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following sets forth the estimated expenses payable in connection with the preparation and filing of this Registration:


Securities and Exchange Commission Registration Fee                       $     72.00
Printing and Engraving Expenses...................................          10,000.00
Accounting Fees and Expenses......................................          78,928.00
Legal Fees and Expenses...........................................          75,000.00
Blue Sky Fees and Expenses........................................           5,000.00
Transfer Agent's and Registrar's Fees and Expenses................           1,000.00
                                                                          -----------
           Total..................................................        $170,000.00


ITEM 25.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         iNLiTE is required by its By-Laws and Certificate of Incorporation to protect from liability, to the fullest extent permitted by law, each person that iNLiTE is permitted to protect from liability. iNLiTE's Charter requires it to protect from liability such parties to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law.

         Section 145 of the Delaware General Corporation Law permits iNLiTE to protect from liability its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlements actually and reasonably incurred in relation to any action, suit, or proceeding brought by third parties because they are or were directors, officers, employees or agents of the corporation. In order to be eligible for such indemnification, however, the directors, officers, employees or agents of iNLiTE must have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of iNLiTE. In addition, with respect to any criminal action or proceeding, the officer, director, employee or agent must have had no reason to believe that the conduct in question was unlawful.

         In derivative actions, iNLiTE may only protect from liability its officers, directors, employees and agents against expenses actually and reasonably incurred in connection with the defense or settlement of a suit, and only if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification is not permitted in the event that the director, officer, employee or agent is actually adjudged liable to iNLiTE unless, and only to the extent that, the court in which the action was brought so determines.

         iNLiTE's Certificate of Incorporation permits it to protect from liability its directors except in the event of: (1) any breach of the director's duty of loyalty to iNLiTE or its stockholders; (2) any act or failure to act that is not in good faith or involves intentional misconduct or a knowing violation of the law; (3) liability arising under Section 174 of the Delaware General Corporation Law, relating to unlawful stock purchases, redemptions, or payment of dividends; or (4) any transaction in which the director received an improper personal benefit.

ITEM 26.          RECENT SALES OF UNREGISTERED SECURITIES.

         The following securities were issued by iNLiTE Computers Incorporated within the past three years and were not registered under the Securities Act of 1933, as amended (the "Act"). All of these securities are considered to be restricted securities for the purposes of the Act. All certificates representing these issued and outstanding restricted securities of the company contain appropriate text detailing their restricted status and the company has issued "stop transfer" instructions to its transfer agent for these securities.


         1. On August 9, 2001, we entered into a share exchange with the stockholder of CopyData Limited, a company formed under the laws of United Kingdom and Wales ("CopyData"), pursuant to which we issued 7,000,000 shares, with a value of $875,000, of our common stock in exchange for 100 shares of CopyData's capital stock, which constitutes all of CopyData's issued and outstanding capital stock. All 7,000,000 shares of our common stock contemplated by the exchange have been issued. Upon the consummation of the share exchange, CopyData became a wholly owned subsidiary of iNLiTE. The issuance of these shares was exempt from the registration requirements of the securities act under Regulation S as a transaction involving an offer and sale made outside of the United States. In conjunction with the exchange of shares, the then stockholder of iNLiTE gave 448,500 shares, with a value of $56,000, to certain employees and consultants. All of the persons who received shares were non "U.S. persons" as such term is defined in Rule 902(k)(1) of Regulation S. The transfer by the sole stockholder of 448,500 shares to certain employees and consultants was effected pursuant to Regulation S. A total of fifteen investors participated in this transaction.



         2. On August 9, 2001 we issued 2,000,000 restricted shares of our common stock to purchasers in a private offering to persons resulting in gross proceeds of $250,000. No commissions were paid. All of the purchasers in the private offering were non "U.S. persons" as such term is defined in Rule 902(k)(1) of Regulation S. The issuance of these shares was exempt from the registration requirements of the securities act under Regulation S as a transaction involving an offer and sale made outside of the United States. A total of eleven investors participated in this transaction.


ITEM 27.          EXHIBITS AND SCHEDULES.


         *2.1     Exchange Agreement dated as of August 9, 2001 between iNLiTE
Computers Incorporated and Kevin o'Brien

         *3.1     Certificate of Incorporation of iNLiTE Computers Incorporated
filed with the Secretary of State of the State of Delaware on August 7, 2001

         *3.2     By-laws of iNLiTE Computers Incorporated

         *4.1     Form of Common Stock Certificate of iNLiTE Computers
Incorporated


         *4.2     Form of Preferred Stock Certificate of iNLiTE Computers
Incorporated

         *5.       Opinion of Piper Rudnick LLP

         *10.1     Corporate Banking Services - Advice of Borrowing Terms for
iNLiTE Computers Limited

         *10.2    Syncline Industrial Properties Limited and Raleigh Court
(Discovery Parle') Limited and Audio Connections Limited, Lease, dated 11th December 1998.

         *10.3    Counterpart Lease between Eric o'Brien and CopyData, relating to Unit R17, Raleigh Court, Priestly Way, Crawley, West Sussex, dated May 1,
1997


         *10.4    Service Level Agreement between CopyData and Gehis Limited, dated January 4, 2001

         *10.5    All Assets Debenture given by CopyData in favor of GLE Invoice
Finance Ltd. Regarding CopyData Limited, dated June 18, 2001

         *10.6    GLE Invoice Finance Ltd. Factoring Agreement, executed June
18, 2001

         *10.7    Form of Subscription Agreement


         *21.     Subsidiaries of the Company


         23.1     Consent of Mahoney Cohen & Company, CPA, P.C.


* - Previously filed.


ITEM 28.          UNDERTAKINGS.

         The undersigned Registrant undertakes:

         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or taken as a whole, represent a fundamental change in the information detailed in the Registration Statement; and

                  (iii) To include any significant information with respect to the plan of distribution not previously disclosed in the Registration Statement or any significant change to such information in the Registration Statement.


         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be considered to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be considered to be the initial bona fide offering of the securities.


         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (c) "Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable.

         (d)(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th of February, 2003.


                                                   iNLiTE COMPUTERS INCORPORATED


                                                   By /s/  Kevin o'Brien
                                                      --------------------------
                                                      Kevin o'Brien, President



         Each person whose signature appears below hereby constitutes and appoints Kevin o'Brien his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorney-in-fact and agent or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     SIGNATURE                          TITLE                        DATE
     ---------                          -----                        ----



/s/ Kevin o'Brien                Director and President        February 7, 2003
----------------------           (Principal Executive
Kevin o'Brien                    Officer)



/s/ Eric o'Brien                 Director and Chairman         February 7, 2003
----------------------
Eric o'Brien



/s/ Richard Hands                Secretary and Treasurer       February 7, 2003
----------------------           (Principal Financial and
Richard Hands                    Accounting Officer)